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                                                                     Exhibit h.3

                            ADMINISTRATION AGREEMENT

         AGREEMENT made as of May 21, 2002 by and between iShares Inc., a Maryland Corporation (the "Fund"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of the separate series listed on Appendix A hereto (as such Appendix A may be amended from time to time) (each an "Index Series" and collectively, the "Index Series");

         WHEREAS, common shares of each Index Series will be listed on a registered securities exchange; and

         WHEREAS, the Fund desires to retain the Bank to render certain administrative services to the Fund and the Bank is willing to render such services.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints the Bank to act as Administrator of the Fund on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Fund has furnished the Bank with copies properly certified or authenticated of each of the following:

                  (a) Resolutions of the Fund's Board of Directors authorizing the appointment of the Bank to provide certain administrative services to the Fund and approving this Agreement;

                  (b) The Fund's incorporating documents filed with the state of Maryland on [date] and all amendments thereto (the "Articles");

                  (c) The Fund's by-laws and all amendments thereto (the "By-Laws");

                  (d) The Fund's agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the "Agreements");

                  (e) The Fund's most recent Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and

                  (f) The Fund's most recent prospectus and statement of additional information (the "Prospectus"); and

                  (g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

                  The Fund will promptly furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Fund will promptly notify the Bank of any matter which would materially affect the performance by the Bank of its services under this Agreement.

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         3.       Duties of Administrator.

                  (a) Subject to the supervision and direction of the Board of Directors of the Fund, the Bank, as Administrator, will conduct various aspects of the Fund's administrative operations and undertakes to perform the services described in Appendix B hereto. The Fund hereby represents that the sale of Fund shares are not subject to Blue Sky laws and the Bank shall not be responsible for any registration, tracking or other functions related to the Blue Sky laws of any state. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties.

                  (b) In performing all services under this Agreement, the Bank shall act in conformity with the Fund's Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Fund's Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Fund's assets or choice of investments and cannot be held liable for any losses resulting from the exercise of such discretion or investment choices.

                  (c) The Bank shall, during the period that this Agreement remains in effect, maintain an Errors & Omissions policy of at least $50 million, which policy will insure against all claims sustained by any party (including the Fund) as a result of any actual or alleged wrongful act, error or omission in the Bank's rendering of or failure to render services in accordance with the terms set forth in the Bank's agreements with its clients.

         4.       Proper Instructions. Proper Instructions shall mean
(i) instructions given by an Authorized Person (which shall include the Fund's Distributor), such instructions to be given in such form and manner as the Bank and the Fund shall agree upon from time to time, and (ii) instructions (which may be continuing instructions) signed or initialed by an Authorized Person. Oral instructions will be considered Proper Instructions if the Bank reasonably believes them to have been given by an Authorized Person. The Fund shall cause all oral instructions to be promptly confirmed in writing. The Bank shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Bank to act, the Fund shall give the Bank specific Proper Instructions as to the action required. Proper Instructions shall include communication effected directly between electro-mechanical or electronic devices, including information transmitted by the Fund's Distributor. The Fund hereby authorizes such use of electro-mechanical or electronic communication and the Fund and the Bank will agree as to procedures which shall afford adequate safeguards for the Fund's assets.

         5.       Fees and Expenses.

                  (a) For the services rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for any transfer taxes payable upon any transfers made hereunder, and for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

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                  (b) Fees and expenses will be calculated monthly. Fees and expenses owed to the Bank for any month may be charged against any cash balance held by the Fund beginning on the fifth (5th) business day after the end of such month based on information then available. Fees charged to an account may result in an overdraft that will be subject to normal interest charges. The Fund will have thirty (30) days after the receipt of an invoice to dispute any charge that appears on such invoice.

                  (c) The Bank shall not be required to pay any expenses incurred by the Fund.

                  (d) In the case of the following transactions, not in the ordinary course of business, namely, the merger of a series of the Fund into or the consolidation of a series of the Fund with another investment company or series thereof, the sale by a series of the Fund of all, or substantially all, of its assets to another investment company or series thereof, or the liquidation or dissolution of a series of the Fund and distribution of its assets, upon the payment of the fees, disbursements and expenses of the Bank through the then remaining term of this Agreement, the Bank will complete all actions reasonably necessary to implement such merger, consolidation, or sale upon the order of the Fund set forth in an Officers' Certificate, accompanied by a certified copy of a resolution of the Board authorizing any of the foregoing transactions. Upon completion of such actions and the payment of all such fees, disbursements and expenses of the Bank, this Agreement will terminate and the Bank shall be released from any and all obligations hereunder.

         6.       Limitation of Liability.

         6.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to the Fund or any third party, and the Fund shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including reasonable legal fees, (a "Claim") arising as a result of any act or omission of the Bank or any Indemnified Party under this Agreement, except for any Claim to the extent such Claim results from the material breach of this Agreement by or negligence, willful misfeasance or bad faith of the Bank or any Indemnified Party.

         6.2 The Bank shall indemnify and hold the Fund, its Board of Trustees, officers and employees and its agents harmless from and against any and all Claims to the extent any such Claim arises out of the negligent acts or omissions, bad faith, willful misconduct or material breach of this Agreement by the Bank, its officers, directors or employees or any of its agents or subcustodians in connection with the activities undertaken pursuant to this Agreement, provided that the Bank's indemnification obligation with respect to the acts or omissions of its subcustodians shall not exceed the indemnification provided by the applicable subcustodian to the Bank.

         6.3 Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

         6.4 Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for losses resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, or insurrection, and (ii) other happenings or events beyond the reasonable control or anticipation of the party effected, provided that (A) the effected party has in place appropriate business resumption procedures, systems and facilities and (B) the effected party uses its best efforts to avoid or remove the cause of such losses.

                                       3

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         6.5 In performing its duties hereunder, the Bank will be entitled to receive and act upon the advice of independent counsel of its own selection, which may be counsel for the Fund.

         6.6 The Bank may rely upon any Proper Instruction which it reasonably believes to be genuine and to be signed or presented by any Authorized Person. The Bank shall not be held to have notice of any change of authority of any Authorized Person until receipt of appropriate written notice thereof has been received by the Bank from the Fund.

         6.7 In order that the indemnification provisions contained in this
Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

         7.       Termination of Agreement.

                  7.1 The term of this Agreement shall continue through April 1, 2006 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

                  (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party breaches any material provision of this Agreement, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice.

                  (b) The Fund may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term upon ninety days' prior written notice in the event that:

                  (i) the Bank's parent, Investors Financial Services Corp. ("IFSC"), fails to maintain a minimum capital level as follows: (i) total stockholders' equity, as set forth in IFSC's most recent annual or quarterly financial statements, shall be equal to no less than $100 million, and (ii) the sum of (x) total stockholders' equity and (y) the outstanding amount of company-obligated, manditorily redeemable, preferred securities, each as set forth in IFSC's most recent annual or quarterly financial statements, shall be equal to no less than $125 million; or

                  (ii) the Board of the Fund votes to liquidate the Fund and terminate its registration with the Securities and Exchange Commission other than in connection with a merger or acquisition of the Fund or the Fund's investment adviser.

                  7.2 At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Administrator.

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         8.       Miscellaneous.

                  (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                           iShares, Inc.
                           c/o Fund Administration
                           Barclays Global Fund Advisers
                           45 Fremont Street
                           San Francisco, California  94105
                           With a copy to: Legal Department

                  To the Bank:

                           Investors Bank & Trust Company
                           200 Clarendon Street, P.O. Box 9130
                           Boston, MA  02117-9130
                           Attention: Steven Gallant, Senior Director,
                                      Client Management
                           With a copy to:  John E. Henry, General Counsel

                  (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

                  (c) This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

                  (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

                  (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         9. Confidentiality. Both parties hereto agree than any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency or self-regulatory organization. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision. In addition, the parties further agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal
Information received in connection with this Agreement, to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

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         10. Fund Liability. The Bank agrees that the obligations assumed by the
Fund hereunder shall be limited in all cases to the assets of the Fund and that the Bank shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Fund.

         11. Several Obligations of the Index Series. This Agreement is an agreement entered into between the Bank and the Fund with respect to each Index Series. With respect to any obligation of the Fund on behalf of any Index Series arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Index Series to which such obligation relates as though the Bank had separately contracted with the Fund by separate written instrument with respect to each Index Series.

         12. Use of Name. A party shall not use the name of the other party or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the other party prior thereto in writing; provided however, that such approval shall not be required for any use of its name which merely refers in accurate and factual terms to the Bank's appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any

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other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                       iSHARES, INC.



                                       By: /s/ Michael Latham
                                           ------------------
                                       Name: Michael Latham
                                       Title: Secretary and Treasurer

                                       INVESTORS BANK & TRUST COMPANY

                                       By: /s/ Andrew M. Nesvet
                                           --------------------
                                       Name: Andrew M. Nesvet
                                       Title: Managing Director

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                                   Appendices

       Appendix A ..................................... Portfolios

       Appendix B ..................................... Services

                                   APPENDIX A

                                  iShares, Inc.

        iShares MSCI Australia Index Fund
        iShares MSCI Austria Index Fund
        iShares MSCI Belgium Index Fund
        iShares MSCI Brazil Index Fund
        iShares MSCI Canada Index Fund
        iShares MSCI Emerging Markets Index Fund iShares MSCI EMU Index Fund iShares MSCI France Index Fund iShares MSCI Germany Index Fund iShares MSCI Hong Kong Index Fund iShares MSCI Italy Index Fund iShares MSCI Japan Index Fund iShares MSCI Malaysia Index Fund iShares MSCI Mexico Index Fund iShares MSCI Netherlands Index Fund iShares MSCI Pacific ex-Japan Index Fund iShares MSCI Singapore Index Fund iShares MSCI South Africa Index Fund iShares MSCI South Korea Index Fund iShares MSCI Spain Index Fund iShares MSCI Sweden Index Fund iShares MSCI Switzerland Index Fund iShares MSCI Taiwan Index Fund iShares MSCI United Kingdom Index Fund